UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2022

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34003	51-0350842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 West 44th Street
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 536-2842

Registrant’s Former Name or Address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	TTWO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

(d)      On May 13, 2022, pursuant to the previously announced Agreement and Plan of Merger, dated January 9, 2022 (as amended, the “Merger Agreement”) entered into by Take-Two Interactive Software, Inc. (the “Company” or “Take-Two”) with Zebra MS I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company, Zebra MS II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company, and Zynga Inc., a Delaware corporation (“Zynga”), the Board of Directors (the “Board”) of the Company, upon the recommendation of the Corporate Governance Committee of the Board, voted to increase the number of directors constituting the whole Board from eight to ten directors and appoint Ellen Siminoff and William “Bing” Gordon to serve as a members of the Board, filling the vacancies on the Board resulting from such increase. Ms. Siminoff and Mr. Gordon are the two members of the Zynga board of directors who were selected by Zynga for appointment to the Take-Two Board pursuant to the Merger Agreement. The increase in Board size and appointments of Ms. Siminoff and Mr. Gordon will become effective as of, and are expressly contingent upon, the closing of the combination contemplated by the Merger Agreement (the “Combination”). It is currently anticipated that the closing of the Combination will occur on May 23, 2022 (the second business day following the date of the respective special stockholder meetings of Take-Two and Zynga), subject to receipt of the requisite Take-Two and Zynga stockholder approvals at the special meetings currently scheduled for May 19, 2022 and the satisfaction of the other customary closing conditions.

The Board has not appointed Ms. Siminoff or Mr. Gordon to any committees of the Board at this time. Neither Ms. Siminoff nor Mr. Gordon are party to, or have any direct or indirect material interest in, any transaction with the Company required to be disclosed under Item 404(a) of Regulation S-K.

Ms. Siminoff is a long-tenured media and technology executive and board member. From 2007 to 2018, she was President and CEO of Shmoop University, an educational publishing company which has built millions of units of content, currently consumed by over 15 million users, and licenses its products to high schools, libraries, and school districts.

Ms. Siminoff also previously served as President and CEO of Efficient Frontier, a pioneer in the field of dynamic Search Engine Marketing (SEM) management services, having joined near the company’s founding and building it to manage over $1 billion in marketing spend. Efficient Frontier was sold to Adobe for $425 million. Prior to Efficient Frontier, Ms. Siminoff spent six years as a founding executive at Yahoo!. During her tenure, she led Business Development (VP, Business Development and Planning) and Corporate Development (SVP, Corporate Development) and ran the Small Business and Entertainment Business units. Earlier in her career, she ran the online classifieds service for The Los Angeles Times and founded EastNet, a distributor of bartered television programming into Eastern Europe and Russia.

Among other boards and advisory relationships, Ms. Siminoff currently serves on the boards of BigCommerce (NASDAQ: BIGC), a leading SaaS ecommerce platform, and Verifone, Inc., a digital commerce and payments technology company. In 2005 she was one of eight industry professionals named “Masters of Information” by Forbes magazine. Other prior board experiences include SolarWinds Corporation (NYSE: SWI), CarParts.com, Inc. (NASDAQ: PRTS), Journal Communications, and Mozilla Corporation (the developers of Firefox browsers).

Ms. Siminoff graduated from Stanford’s Graduate School of Business with an M.B.A. and from Princeton University with an A.B. in Economics.

Mr. Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded Electronic Arts Inc. (NASDAQ: EA) and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of directors of N3twork, a media sharing company, Airtime Media Inc., a messaging company, and Zume Inc., an environmentally-conscious food packaging company. Mr. Gordon is a special advisor to the board of directors of Amazon.com, Inc. (NASDAQ: AMZN) and was previously a member of its board from 2003 until January 2018. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at the University of Southern California School of Cinematic Arts.

Mr. Gordon earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University.

In connection with their service as directors, Ms. Siminoff and Mr. Gordon will receive an annual retainer comprised of $65,000 cash and Take-Two restricted stock with an aggregate value of $225,000 granted in four equal quarterly installments, which shares vest after one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

	By:	/s/ Matthew K. Breitman
	Name:	Matthew K. Breitman
	Title:	SVP, General Counsel Americas & Corporate Secretary

Date: May 17, 2022